Exhibit 10.1

FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on August 14, 2024, to be effective as of July 1, 2024 (the “Effective Date”), by and between U.S. Energy Corp., a Delaware corporation (the “Company”), and Ryan Smith (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company and Employee are currently party to an Employment Agreement dated May 5, 2022, which is amended and restated by this Agreement;

WHEREAS, the Company desires to continue to employ Employee and Employee desires to continue to be employed by the Company in accordance with the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Equity Incentive Plans” shall mean the equity incentive plans of the Company in effect from time to time, including all amendments and restatements, and as may be amended going forward from time to time.

(b) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 below, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) reasonable relocation costs, to the extent unpaid or unreimbursed, payable to Employee by the Company, in accordance with written Company policy.

(c) “Affiliate” shall mean any person controlling, controlled by, or under common control with, another Person.

(d) “Aggregate Change of Control Payments” shall have the meaning set forth in Section 8(g).

(e) “Annual Cash Bonus” shall have the meaning set forth in Section 4(b).

(f) “Target Cash Bonus” shall have the meaning set forth in Section 4(b).

(g) “Equity Grants” shall have the meaning set forth in Section 4(c).

(h) “Agreement” shall have the meaning set forth in the preamble hereto.

(i) “Base Salary” shall mean the salary provided for in Section 4(a), as may be adjusted pursuant to Section 4(a).

(j) “Board” shall mean the Board of Directors of the Company.

(k) “Cause” shall mean (i) a material breach of the terms and conditions of Employee’s employment agreement with the Company, (ii) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is injurious to the Company or any other member of the Company Group, (iii) willful failure or refusal by Employee to perform in any material respect Employee’s duties or responsibilities, (iv) misappropriation by Employee of any assets of the Company or any other member of the Company Group, (v) embezzlement or fraud committed by Employee, or at Employee’s direction, (vi) Employee’s conviction of, or pleading “guilty” or “no contest” to a felony under state or federal law.

(l) “Change of Control” shall mean the first to occur after the effective date of this Agreement of any of the following:

(i) “change of control event” with respect to the Company, within the meaning of Treas. Reg. §1.409A-3(i)(5);

(ii) a merger, consolidation, or reorganization of the Company with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(m) “COBRA” shall mean the health care continuation provisions of Section 4980B(f) of the Code.

(n) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(o) “Company” shall have the meaning set forth in the preamble hereto, and shall include any of its successors or assigns.

(p) “Company Business” shall have the meaning in set forth in Section 12(a).

(q) “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company or any of its Affiliates.

(r) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(s) “Confidential Information” shall have the meaning in set forth in Section 11(b).

(t) “Disability” shall mean any physical or mental disability or infirmity of the Employee that has prevented the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any six (6) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(u) “Dodd-Frank Act” shall have the meaning in set forth in Section 23

(v) “Effective Date” shall have the meaning set forth in the preamble hereto.

(w) “Employee” shall have the meaning set forth in the preamble hereto.

(x) “Good Reason” shall mean, without Employee’s consent, (i) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the Company under this Agreement, or (ii) the relocation of Employee’s Principal Place of Employment by more than fifty (50) miles from those cities identified in 1(cc).

(y) “Non-Exempt Deferred Compensation” shall have the meaning set forth in Section 14(d).

(z) [Intentionally removed].

(aa) “Performance Criteria” shall have the meaning set forth in Section 4(b).

(bb) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(cc) “Principal Place of Employment” shall mean the Principal Corporate Offices of U.S. Energy Corp in Houston, Texas or any future geographic location determined by the Board of Directors of the Company.

(dd) “Required Delay Period” shall have the meaning in set forth in Section 13(d)(i).

(ee) “Restricted Territory” shall have the meaning set forth in Section 12(a).

(ff) “Rules” shall have the meaning set forth in Section 24.

(gg) “Specified Employee” shall have the meaning set forth in Section 13(d).

(hh) “Term” shall mean the period specified in Section 2.

(ii) “Work Product” shall have the meaning set forth in Section 11.

Section 2. Acceptance and Term. The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The “Term” shall mean the period commencing on the Effective Date and, unless terminated sooner as provided in Section 8 hereof, continuing until January 1, 2027. This Agreement shall automatically renew for successive terms of two (2) years upon the expiration of the primary term or any renewal.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) During the Term, Employee shall be employed and serve as Chief Executive Officer of the Company and shall have such duties and responsibilities as are commensurate with such title. In addition, Employee may serve as the “principal financial officer” of the Company as that term is designated under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, except as may otherwise be determined by the Board. The Employee shall report to the Board of Directors of the Company and shall carry out and perform all orders, directions and policies given to Employee by the Board of Directors of the Company consistent with his position and title.

(b) Employee shall devote his best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term that interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. Any relevant industry related involvement through ownership, board representation or investments shall be disclosed to the Compensation Committee by the Employee.

Section 4. Compensation. During the Term, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in United States dollars and less applicable taxes and deductions and in accordance with the regular payroll practices of the Company, of Three Hundred and Thirty-Five Thousand Four Hundred and Seventy-Five Dollars ($335,475) with such adjustments, if any, as may be approved in writing by the Compensation Committee.

(b) Annual Cash Bonus. During the Company’s relevant fiscal years, and subject to the satisfaction of applicable Performance Criteria and any other conditions required by the Compensation Committee, the Employee shall be entitled to an annual cash bonus (“Annual Cash Bonus”); provided, however, that the Annual Cash Bonus for the relevant fiscal years will be paid to the Employee within the period necessary to satisfy the exemption from Code Section 409A (as defined below) for short term deferrals set forth in Treas. Reg. §1.409A-1(b)(4) (which generally requires that payment be made not later than 2-1/2 months after the end of the year in which the amount becomes vested). The Annual Cash Bonus shall be based on the Compensation Committee’s evaluation of the condition of Company’s business, the results of operations, Employee’s individual performance for the performance period, the satisfaction by Employee or the Company of goals and milestones, including goals based on Performance Objectives, as may be established by the Compensation Committee, or any combination thereof (collectively, “Performance Criteria”). The performance period for the Annual Cash Bonus shall be the relevant fiscal years of the Company or such other performance period as established by the Compensation Committee in its sole discretion, with the applicable Annual Cash Bonus amounts adjusted for such performance period in proportion to the relevant annual periods. Without limiting the full discretion of the Compensation Committee, this Agreement sets a Target Cash Bonus in the amount of 100% of Annual Base Salary. The Annual Cash Bonus in any year may vary substantially from the Target Cash Bonus amount, and no Annual Cash Bonus is guaranteed by this Agreement.

(c) Long-term Equity Incentive Grants. The Employee shall be eligible to receive long-term equity incentive grants (“Equity Grants”) pursuant to the Equity Incentive Plans (or any applicable successor plan), subject to applicable limitations in such plan(s). Such grants, which may consist of any of the instruments permitted by the Equity Incentive Plans, shall be made at the timing and discretion of the Compensation Committee and shall contain such terms, vesting provisions and performance criteria as the Compensation Committee, in its sole discretion, shall determine.

Section 5. Employee Benefits.

(a) General. During the Term, Employee shall be entitled to participate in health insurance, retirement plans, directors’ and officers’ insurance coverage and other benefit programs provided to other senior executives of the Company, as in effect from time to time and subject to any prescribed eligibility waiting periods.

(b) Vacation and Time Off. During each calendar year of the Term, Employee shall be eligible for twenty (20) days paid time off, which shall include vacation, sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company, as in effect from time to time.

Section 6. Key-Man Insurance. At any time during the Term, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents. Upon the termination of employment for any reason, Company will allow Employee to convert the insurance policy to a personal life insurance policy at Employee’s sole cost and expense.

Section 7. Reimbursement of Business Expenses. Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse Employee for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

Section 8. Termination of Employment.

(a) General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason.

(b) Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability. In the event Employee’s employment is terminated during the Term due to his death or Disability, subject to Section 8(h) of this Agreement for a termination due to Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations, which amount shall be paid within thirty (30) days from the date of such termination; and

(ii) Any unpaid Annual Cash Bonus in respect of any completed fiscal year that has ended prior to the date of such termination with such amount determined based on actual performance during such fiscal year as determined by the Compensation Committee, which amount shall be paid on the sixtieth (60th) day following the date of such termination; and

(iii) A lump sum payment of any non-discretionary Annual Cash Bonus that would have been payable based on actual performance with respect to the year of termination in the absence of the Employee’s death or Disability, pro-rated for the period the Employee worked prior to his death or Disability, and payable at the same time as the bonus would have been paid in the absence of the Employee’s death or Disability; and

(iv) Immediate vesting of any and all equity or equity-related awards previously awarded to the Employee, irrespective of type of award.

Following such termination of Employee’s employment by reason of death or Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Employee’s employment at any time for Cause; provided, however, that with respect to any Cause of termination relying on clause (i) or (ii) of the definition of Cause set forth in Section 1(l) hereof, to the extent such act or acts are curable, Employee shall be given not less than sixty (60) days’ written notice by the Board of the Company’s intention to terminate Employee’s employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such sixty (60) day notice period, unless Employee has substantially cured, to the Company’s satisfaction, such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event the Company terminates Employee’s employment for Cause, Employee shall be entitled only to the Accrued Obligations, which amount shall be paid within thirty (30) days from the date of such termination, and any equity awards or equity-related awards that are not vested as of the date of termination shall be cancelled. Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement (including, but not limited to, any payment of any bonus that has not been paid as of the date of Employee’s termination of employment).

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause. In the event Employee’s employment is terminated during the Term by the Company without Cause (other than due to death or Disability) and subject to the terms of Section 8(h), Employee shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid Annual Cash Bonus in respect of any completed fiscal year that has ended prior to the date of such termination with such amount determined based on actual performance during such fiscal year as determined by the Compensation Committee; and

(iii) A lump sum cash payment equal to twelve (12) months compensation at the sum of the Employee’s Base Salary and Target Annual Bonus; and

(iv) A lump sum cash payment equal to the value of any non-discretionary Annual Cash Bonus that would have been payable based on actual performance, pro-rated for the period the Employee worked prior to termination; and

(v) For a maximum period of twelve (12) months, a monthly cash payment equal to the “applicable percentage” of the monthly COBRA premium cost applicable to Employee if Employee (or his dependents) is eligible, elects and continues COBRA coverage, or similar coverage as provided by similar state law, in connection with such termination, (for purposes hereof, the “applicable percentage” shall be the percentage of Employee’s health care premium costs covered by the Company as of the date of termination and the Company shall be obligated to provide only such continuation of insurance benefits as it is required and can legally provide under its health insurance contract); and

(vi) Immediate vesting of any and all equity or equity-related awards previously awarded to the Employee that vest solely on the service of Employee. Any equity awards that vest based on various performance metrics will be vested only if such performance metrics have been met at the time of termination of service.

Any amounts payable to Employee under clause (i), (ii), (iii) or (iv) of this Section 8(d) shall be paid in lump sum on the sixtieth (60th) day following the date of Employee’s termination of employment, subject to Section 8(h) of this Agreement. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by Employee with Good Reason. Employee may terminate Employee’s employment during the Term with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event). During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and, subject to the terms of Section 8(h), Employee shall be entitled to:

(i) The Accrued Obligations; and

(ii) Employee shall be entitled to the same payments and benefits as provided in Section 8(d) (ii), (iii), (iv), (v) & (vi) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above.

Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination by Employee without Good Reason. Employee may terminate Employee’s employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations, and any equity awards or equity-related awards that are not vested as of the date of termination shall be cancelled. In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Termination Following Change of Control. If, upon a Change of Control of the Company or during the twenty-four (24) month period following such Change of Control, Employee is terminated by the Company without Cause or Employee terminates Employee’s employment with Good Reason, Employee shall be entitled to the same payments and benefits as provided in Section 8(d) (i), (ii), (iv), (v) & (vi) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above, plus a lump-sum cash payment equal to two (2.0) times the sum of Employee’s Base Salary and Target Cash Bonus in effect on the date of the Change of Control. In addition, the Compensation Committee, in its sole discretion, may award an additional cash bonus related to the Change of Control transaction, if the terms of the transaction are deemed to be significantly favorable to the Company. Following such termination of Employee’s employment by the Company without Cause or by Employee with Good Reason following a Change of Control, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. The provisions of this Section 8(g) shall continue to apply for the twenty-four (24) month period after a Change of Control, without regard to whether this Agreement is renewed after such Change of Control.

(h) Release. Notwithstanding any provision herein to the contrary, and as a condition precedent to payment of any amount or provision of any benefit pursuant to subsection 8(b), (d), (e) or (g) (other than payment of any Accrued Obligations) (the “Severance Benefits”), Employee or Employee’s estate, as applicable, shall execute and shall not rescind, a release in favor of the Company Group and all related companies, individuals, and entities, in a form satisfactory to the Company, and any revocation period applicable to such release must have expired as of the sixtieth (60th) day following Employee’s termination of employment. If Employee fails to execute the release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Employee shall not be entitled to any of the applicable Severance Benefits. Further, to the extent that (i) such termination of employment occurs within sixty (60) days of the end of any calendar year, and (ii) any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the release as set forth herein, shall not be made prior to the first day of the second calendar year, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

Section 9. Representations and Warranties of Employee. Employee represents and warrants to the Company that:

(a) Employee is entering into this Agreement voluntarily and that Employee’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which Employee is a party or by which Employee may be bound;

(b) Employee has not violated, and in connection with Employee’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Employee is or may be bound; and

(c) in connection with Employee’s employment with the Company, Employee will not use any confidential or proprietary information Employee may have obtained in connection with employment with any prior employer.

Section 10. Nondisclosure and Nonuse of Confidential Information.

(a) Employee will not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Employee’s performance in good faith of duties assigned to Employee by the Company. Employee will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee shall deliver to the Company at the termination of the Term, or at any time the Company may request, all memoranda, notes, plans, records, reports, disks, computer tapes and software and other documents and data (and copies thereof, regardless of the form thereof, including electronic copies) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company or any of the Company’s Affiliates, which Employee may then possess or have under his control.

(b) As used in this Agreement, the term “Confidential Information” means confidential, proprietary, trade secret, proprietary, scientific, technical, business or financial information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate, in connection with their respective businesses, including, but not limited to, information, observations and data obtained or learned by Employee while employed by the Company or any of its Affiliates (including those obtained or learned prior to the date of this Agreement) concerning (i) the business or affairs of the Company or any Affiliate, (ii) products or services, (iii) geologic data, (iv) seismic data, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, clients, suppliers and subcontractors and customer, client, supplier and subcontractor lists, (xiii) other copyrightable works, (xiv) all drilling methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and target properties, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form. All such Confidential Information is extremely valuable and is intended to be kept secret to the Company and its clients and customers, is the sole and exclusive property of the Company or its clients and customers, and is subject to the restrictive covenants set forth herein.

Notwithstanding anything to the contrary contained herein, Employee shall not be required to maintain as confidential any information or material which:

(i) is now, or hereafter becomes, through no act or failure to act on the part of Employee which would constitute a breach of this Section 11, generally known or available to the public;

(ii) is furnished to Employee by a third party who, to the knowledge of Employee, is not under obligations of confidentiality to the Company or any of its Affiliates, without restriction on disclosure;

(iii) is disclosed with the written approval of the Company;

(iv) is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that Employee shall give the Company notice of such disclosure and cooperate (without cost to Employee) with the Company in seeking suitable protection; or

(v) is disclosed pursuant to or in connection with any legal proceeding involving Employee and/or the Company or any Affiliate thereof.

Section 11. Inventions, Discoveries and Patents. Employee agrees that all inventions, discoveries, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its Affiliates’ business or research and development and any existing or future products or services and which are or were discovered, conceived, developed or made by Employee (whether or not during usual business hours or on the premises of the Company and whether or not alone or in conjunction with any other person) while employed by the Company or any Affiliate (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company or such Affiliate. Employee will promptly disclose such Work Product to the Board and assign to and otherwise perform (without cost to Employee) all actions reasonably requested by the Board (whether during or after the employment period) to establish and confirm the Company’s or Affiliate’s exclusive ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, oaths, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

Section 12. Post-Termination Non-Compete, Non-Solicitation.

(a) If Employee’s employment terminates pursuant to Sections 8(c), 8(d), 8(e), 8(f) or 8(g) hereof during the Term or for any reason thereafter, Employee agrees that, for a period ending six 6 months from the date of his termination of employment, Employee shall not (except on behalf of the Company or with the prior written consent of the Company), directly or indirectly, (i) engage in the business in which the Company is engaged or proposes to be engaged (the “Company Business”), within the Restricted Territory (as defined below), (ii) interfere with the Company Business or the business of any Affiliate, or (iii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business within the Restricted Territory that is competitive with the Company Business or the business of any Affiliate thereof or any product of the Company or any Affiliate, as such business is conducted or proposed to be conducted from and after the date of this Agreement. As used in this Agreement, the term “Restricted Territory” means any county in the United States where the company holds mineral lease interests. Nothing herein shall prohibit Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is competitive with the Company Business and which is publicly traded, so long as Employee has no active participation in the business of such corporation.

(b) If Employee’s employment terminates pursuant to Sections 8(c), 8(d), 8(e), 8(f) or 8(g) hereof during the Term or for any reason thereafter, Employee agrees that, for a period ending one (1) year from the date of his termination of employment, Employee shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or consultant thereof, on the other hand, (ii) hire or engage as a consultant or otherwise any person who is or was an employee or consultant of the Company or any Affiliate thereof until six (6) months after such individual’s employment or consulting relationship with the Company or such Affiliate has been terminated or (iii) induce or attempt to induce any customer, supplier, subcontractor, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, subcontractor, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.

(c) Employee acknowledges that the covenants contained in this Section 13, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Company. Employee acknowledges that he is an executive and management level employee as referenced in, and governed by, C.R.S. § 8-2-113(2)(d). Employee further acknowledges that the covenants contained in this Section 13 are necessary to protect, and reasonably related to the protection of, the Company’s trade secrets, to which Employee will be exposed and with which Employee will be entrusted.

(d) Employee shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

Section 13. Taxes.

(a) Withholding. The Company may withhold and deduct from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law. Employee acknowledges and represents that the Company has not provided any tax advice to Employee in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made, and the benefits to be provided, to Employee pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

(b) Section 409A – General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.

(c) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, no payment that is due upon Employee’s termination of employment shall be made unless and until Employee has incurred a “separation from service,” as defined under Treas. Reg. §1.409A-1(h).

(d) Six-Month Delay in Certain Circumstances. Notwithstanding any other provision of this Agreement, if Employee is a Specified Employee (as defined below) at the time of termination of employment, then, to the extent that payments and benefits under this Agreement constitute “deferred compensation” under Section 409A of the Code and are not eligible for any exemption thereunder (“Non-Exempt Deferred Compensation”), and payment of cash or provision of his benefits is pursuant to a termination of employment, then:

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Treas. Reg. §1.409A-1(i).

(e) Treatment of Installment Payments. Each payment of termination benefits under Section 8 of this Agreement shall be considered a separate payment, as described in Treas. Reg. §1.409A-2(b)(2), for purposes of Section 409A of the Code.

(f) Timing of Reimbursements and In-kind Benefits. If Employee is entitled to be paid or reimbursed for any taxable expenses under Section 7, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and the right of Employee to reimbursement of such expenses shall not be subject to exchange or liquidation for any other benefit or payment.

(g) Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Employee of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. §1.409A-3(j)(4).

Section 14. Set Off; Mitigation. The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its Affiliates, provided that such amounts owed have been acknowledged by Employee in writing. To the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

Section 15. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. In the event of change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 16(a) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(d) Enforcement. Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of Sections 10, 11 and 12 of this Agreement. Therefore, in the event of a breach or threatened breach of Sections 10, 11 and 12 of this Agreement, all parties hereto and their respective successors or assigns will be entitled to injunctive relief, in addition to other rights and remedies existing in their favor at law or in equity in order to enforce, or prevent any violations of, the provisions hereof without posting a bond or other security.

Section 16. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

Section 19. Arbitration. Any controversy or claim arising out of or relating to this Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief for a breach of Sections 10, 11 and 12, will be settled by arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association (the “Rules”) in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings will be kept to the minimum level of formality that is consistent with the Rules. The Company and Employee shall agree on a sole arbitrator of the controversy or claim. The arbitrator must be experienced in the matters in dispute. If the sole arbitrator cannot be agreed upon by the Company and the Employee within 10 business days, either the Company or Employee may request the American Arbitration Association to name a sole arbitrator. Arbitration will occur in Houston, TX, or such other location agreed to by the Company and the Employee. The award made by the arbitrator will be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party will be entitled to an award of pre- and post-award interest as well as reasonable attorneys’ fees incurred in connection with the arbitration and any judicial proceedings related thereto and any costs incurred paying the fees or expenses of the arbitrator.

Section 20. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office at 1616 S. Voss, Suite 725, Houston, Texas 77057, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 21. Section Headings; Mutual Drafting.

(a) The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(b) The parties are sophisticated and have been represented (or have had the opportunity to be represented) by their separate attorneys throughout the transactions contemplated by this Agreement in connection with the negotiation and drafting of this Agreement and any agreements and instruments executed in connection herewith. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.

Section 22. Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement. This agreement specifically supersedes and cancels the previous Employment Agreement dated March 5, 2022.

Section 23. Dodd-Frank Act and Other Applicable Law Requirements. Employee agrees (i) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its Affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Employee and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

Section 24. Survival of Operative Sections. Upon any termination of Employee’s employment, the provisions of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof, including but not limited to Sections 10, 11 and 12.

Section 25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

U.S. ENERGY CORP.

By:	/s/ John A. Weinzierl
Name:	John A. Weinzierl
Title:	Chairman of the Board
Date:	August 14, 2024

EMPLOYEE:

By:	/s/ Ryan L. Smith
Name:	Ryan L. Smith
Date:	August 14, 2024